Exhibit (a)(1)(A)

OPTION PURCHASE NOTICE

To the Holders of

SSR MINING INC.

2.875% Convertible Senior Notes due 2033

(CUSIP 82823L AC0; ISIN US82823LAC00)*

Notice is hereby given, pursuant to Section 3.09(B) of the Indenture, dated as of January 16, 2013 (the “Indenture”), between SSR Mining Inc. (formerly Silver Standard Resources Inc.), a British Columbia company (“SSR Mining,” “Company,” “we,” “our” and “us”), and The Bank of New York Mellon, a banking corporation organized under the laws of the State of New York, as trustee (the “Trustee”), that, at the option (the “Put Option”) of each holder (“Holder”) of the Company’s 2.875% Convertible Senior Notes due 2033 (the “Notes”), the Company will purchase such Holder’s Notes for a purchase price in cash equal to 100% of the principal amount of the Notes to be purchased (the “Option Purchase Price”) plus accrued and unpaid interest thereon to, but excluding, the Option Purchase Date (as defined below), subject to the terms and conditions of the Indenture, the Notes and this Option Purchase Notice, as amended and supplemented from time to time (collectively, the “Put Option Documents”), on February 1, 2020 (the “Option Purchase Date”). Pursuant to the terms of the Indenture, on February 1, 2020, the Company will pay the semi-annual interest due on the Notes through January 31, 2020, to Holders of record on January 15, 2020, of all Notes in the usual manner regardless of whether the Put Option is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest payable on the Notes in connection with the Put Option.

Holders may surrender their Notes in principal amounts of $1,000 or integral multiples thereof at any time prior to 5:00 p.m., New York City time, on Friday, January 31, 2020 (the “Expiration Date”). In order to exercise the Put Option, a Holder must follow the procedures described in the Put Option Documents. Unless the Company defaults in making payment of the Option Purchase Price, interest on the Notes surrendered for purchase (and not validly withdrawn) will cease to accrue on and after the Option Purchase Date and all rights of the Holders of such Notes shall terminate, other than the right to receive the Option Purchase Price. Notes surrendered for purchase may be converted into the Company’s common shares (the “Common Shares”) only if such Notes are validly withdrawn pursuant to the procedures described in the Put Option Documents or if there has been a default in the payment of the Option Purchase Price. All capitalized terms used but not specifically defined in this Option Purchase Notice shall have the meanings given to such terms in the Indenture and the Notes.

The right of Holders to surrender their Notes for purchase pursuant to the Put Option expires at 5:00 p.m., New York City time, on the Expiration Date. To exercise the Put Option and to receive payment of the Option Purchase Price, you must validly deliver your Notes through The Depository Trust Company (“DTC”) transmittal procedures prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw your previous exercise of the Put Option and surrendered Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Expiration Date. To exercise the Put Option and to receive payment of the Option Purchase Price for certificated Notes, you must submit a duly executed purchase notice in the form attached hereto as Annex A (a “Purchase Notice”), prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw your previous exercise of the Put Option and surrendered certificated Notes, you must deliver to The Bank of New York Mellon, as paying agent (the “Paying Agent”), a valid written notice of withdrawal in the form attached hereto as Annex B (a “Withdrawal Notice”) prior to 5:00 p.m., New York City time, on the Expiration Date. (Page 9)

The Trustee has informed the Company that, as of the date of this Option Purchase Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase pursuant to the Put Option must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system. Beneficial owners of Notes are advised to check with any bank, securities broker or other intermediary through which they hold Notes as to when such intermediary would need to receive instructions from a beneficial owner in order for that beneficial owner to be able to participate in, or withdraw their Notes from, the Put Option before the deadlines specified in this Option Purchase Notice. The deadlines set by any such intermediary and DTC for the submission and withdrawal of such instructions may be earlier than the relevant deadlines specified above.

The Trustee and Paying Agent is The Bank of New York Mellon, and for purposes of this Option Purchase Notice, its address is:

By Registered & Certified Mail:	By Regular Mail or Courier:	In Person by Hand Only:

The Bank of New York Mellon Corporate Trust Reorg. 111 Sanders Creek Parkway East Syracuse, NY 13057	The Bank of New York Mellon Corporate Trust Reorg. 111 Sanders Creek Parkway East Syracuse, NY 13057	The Bank of New York Mellon Corporate Trust Reorg. 111 Sanders Creek Parkway East Syracuse, NY 13057

Or

By Facsimile Transmission: (732) 667-9408

Telephone: (315) 414-3362

Email: ct_reorg_unit_inquiries@bnymellon.com

Additional copies of this Option Purchase Notice may be obtained from the Paying Agent at its address set forth above.

The date of this Option Purchase Notice is December 30, 2019.

*

No representation is made as to the correctness of the CUSIP/ISIN numbers either as printed on the Notes or as contained in this notice, and reliance may be placed only on the other identification printed on the Notes.

TABLE OF CONTENTS

SUMMARY TERM SHEET			1

IMPORTANT INFORMATION CONCERNING THE PUT OPTION			5

1.	Information Concerning the Company		5

2.	Information Concerning the Notes		5

	2.1	The Company’s Obligation to Purchase the Notes	5

	2.2	Option Purchase Price	5

	2.3	Source of Funds	5

	2.4	Conversion Rights of Notes	5

	2.5	Market for the Notes and the Company’s Common Shares	6

	2.6	Future Purchases of Notes	7

	2.7	Ranking	7

	2.8	Dividends	7

3.		Procedures to be Followed by Holders Electing to Surrender Notes for Purchase	7

	3.1	Method of Delivery	7

	3.2	Agreement to be Bound by the Terms of the Put Option	8

	3.3	Delivery of Notes	8

4.	Right of Withdrawal		9

5.	Payment for Surrendered Notes		10

6.	Notes Acquired		10

7.	Plans or Proposals of the Company		10

8.	Interests of the Directors, Executive Officers and Affiliates of the Company in the Notes		10

9.	Purchases of Notes by the Company and its Affiliates		11

10.	Agreement Involving the Company’s Notes		11

11.	Certain United States Federal Income Tax Considerations		11

12.	Available Information and Incorporation of Certain Documents by Reference		13

13.	No Solicitation		14

14.	Definitions		14

15.	Conflicts		14

Annex A—Form of Purchase Notice
Annex B—Form of Withdrawal Notice
Annex C—Board of Directors and Executive Officers

No person has been authorized to give any information or to make any representation other than those contained in this Option Purchase Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Option Purchase Notice is accurate as of any date other than the date on the front of this Option Purchase Notice. This Option Purchase Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Option Purchase Notice shall not under any circumstances create any implication that the information contained in this Option Purchase Notice is current as of any time subsequent to the date of such information. None of the Company or its board of directors or any employee is making any representation or recommendation to any Holder as to whether to surrender such Holder’s Notes for purchase pursuant to the Put Option. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Notes for purchase pursuant to the Put Option and, if so, the principal amount of Notes for which the Put Option should be exercised.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Option Purchase Notice, including the information incorporated herein by reference, and the other Put Option Documents because the information in this summary is not complete and those documents contain additional important information. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my Notes?

SSR Mining Inc. (formerly Silver Standard Resources Inc.), a British Columbia corporation (“SSR Mining,” “Company,” “we,” “our” and “us”), is offering to purchase the Company’s 2.875% Convertible Senior Notes due 2033 (the “Notes”) issued pursuant to the terms of the Indenture, dated January 16, 2013 (the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”). (Page 5)

Why is the Company offering to purchase my Notes?

Pursuant to the terms of the Indenture, the Company is obligated, at the option (the “Put Option”) of each holder (the “Holder”) of Notes, to purchase such Holder’s Notes on February 1, 2020 (the “Option Purchase Date”). Such obligation of the Company has been a right of Holders from the time the Notes were issued on January 16, 2013. We are required to purchase the Notes of any Holder exercising the Put Option pursuant to the terms of the Indenture. (Page 5)

What Notes are the Company obligated to purchase pursuant to the Put Option?

We are obligated to purchase all of the Notes validly surrendered for purchase at the option of the Holder (and not validly withdrawn) in accordance with the terms of the Indenture, the Notes and this Option Purchase Notice, as amended and supplemented from time to time (collectively, the “Put Option Documents”). As of December 30, 2019, there was $115.0 million aggregate principal amount of Notes outstanding. (Page 5)

How much will the Company pay for the Notes and what is the form of payment?

Pursuant to the terms of the Indenture, the Company will pay in cash for all Notes validly surrendered for purchase (and not validly withdrawn), a purchase price equal to 100% of the principal amount of the Notes to be purchased (the “Option Purchase Price”), plus accrued and unpaid interest thereon to, but excluding, February 1, 2020 (the “Option Purchase Date”), upon the terms set forth in the Put Option Documents. (Page 5)

How much accrued and unpaid interest will the Company pay as part of the Option Purchase Price?

Pursuant to the terms of the Indenture, the next regular interest payment date for the Notes is February 1, 2020. Accordingly, the Company will pay the semi-annual interest due on the Notes through and including January 31, 2020, to Holders of record on the record date, January 15, 2020, for all Notes in the usual manner regardless of whether the Put Option is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest payable on the Notes as part of the Option Purchase Price in connection with the Put Option. Unless the Company defaults in making payment of the Option Purchase Price, interest on the Notes surrendered will cease to accrue on and after the Option Purchase Date. (Page 5)

How will the Company fund the purchase of the Notes?

The Company intends to use existing cash balances to pay the Option Purchase Price for the Notes. (Page 5)

How can I determine the market value of the Notes?

There is no established reporting system or trading market the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price for the Company’s common shares (the “Common Shares”) into which the Notes are convertible and the market for similar securities. Holders are urged to obtain current market information for the Notes, to the extent available, and the Common Shares before making any decision with respect to the Put Option. The Common Shares are traded on the Nasdaq Global Select Market (the “Nasdaq”) and the Toronto Stock Exchange (the “TSX”) under the symbol “SSRM.” On December 27, 2019, the last reported sales price of our Common Shares on the Nasdaq was $18.64 per share and the last reported sales price of our Common Shares on the TSX was C$24.37 per share.

Are the Notes convertible into Common Shares?

Pursuant to the terms of the Indenture, the Notes are convertible at the option of the Holders thereof at any time prior to 5:00 p.m., New York City time, on January 28, 2033. The current conversion rate for each $1,000 principal amount of Notes is 50 Common

Shares per $1,000 principal amount of Notes, which is equivalent to a conversion price of $20.00 per Common Share (subject to adjustment in accordance with the terms of the Indenture). Notes surrendered for purchase may be converted into Common Shares only if such Notes are validly withdrawn pursuant to the procedures described in the Put Option Documents or if there has been a default in the payment of the Option Purchase Price. (Pages 5–6)

Is the Company making any recommendation about the Put Option?

None of the Company or its board of directors or any employee is making any recommendation as to whether you should surrender your Notes for purchase pursuant to the Put Option or refrain from exercising the Put Option. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Notes for purchase pursuant to the Put Option and, if so, the principal amount of Notes for which the Put Option should be exercised. (Page 5)

When does the Put Option expire?

The Put Option expires at 5:00 p.m., New York City time, on January 31, 2020, which we refer to as the Expiration Date. The Company does not plan to extend the period you have to exercise the Put Option unless required to do so by United States federal securities laws or Canadian securities laws. (Page 5)

What are the conditions to the purchase by the Company of the Notes?

The purchase by the Company of validly surrendered Notes is not subject to any condition other than no Event of Default (as defined in the Indenture) shall have occurred and be continuing (other than a Default in the payment of the Option Purchase Price) and such purchase being lawful and satisfying the procedural requirements described in this Option Purchase Notice. (Pages 7–9)

How do I exercise the Put Option and surrender my Notes?

To validly exercise the Put Option and surrender your Notes for purchase pursuant to the Put Option, you must comply with the procedures described in this Put Option Notice no later than 5:00 p.m., New York City time, on the Expiration Date. By exercising the Put Option, you agree to be bound by the terms of the Put Option set forth in this Option Purchase Notice. (Pages 7–8)

The Trustee has informed the Company that, as of the date of this Option Purchase Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, you may exercise the Put Option with respect to your Notes held through DTC in the following manner:

•

If your Notes are held through a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to exercise the Put Option by surrendering the Notes on your behalf through the transmittal procedures of DTC prior to 5:00 p.m., New York City time, on the Expiration Date.

•

If you are a DTC participant and hold your Notes through DTC directly, you exercise the Put Option by surrendering to the Company your beneficial interest in the Notes by (i) delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes and (ii) electronically transmitting your acceptance through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system, in each case prior to 5:00 p.m., New York City time, on the Expiration Date.

While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to exercise the Put Option with respect to such Notes must, instead of complying with the DTC transmittal procedures, complete and sign a purchase notice in the form attached hereto as Annex A (the “Purchase Notice “) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Purchase Notice, to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date. For such a Holder to receive payment of the Option Purchase Price for such Notes with respect to the Put Option, the Holder must deliver such Notes to the Paying Agent prior to, on or after the Expiration Date together with all necessary endorsements.

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE PUT OPTION BY COMPLYING WITH THE DTC TRANSMITTAL PROCEDURES AND SHOULD NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date. Beneficial owners of Notes are advised to check with any bank, securities broker or other intermediary through which they hold Notes as to when such intermediary would need to receive instructions from a beneficial owner in order for that beneficial owner to be able to participate in the Put Option before the deadline specified in this Option Purchase Notice. The deadlines set by any such intermediary and DTC for participation in the Put Option may be earlier than the relevant deadline specified above.

If I exercise the Put Option, when will I receive payment for them?

The Company will accept for payment all validly surrendered Notes promptly following the expiration of the Put Option on the Expiration Date. Because the Option Purchase Date is a Saturday and pursuant to the terms of the Indenture, the Company will forward to the Paying Agent, prior to 10:00 a.m., New York City time, on February 3, 2020 (the first business day following the Option Purchase Date), an amount of cash sufficient to pay the aggregate Option Purchase Price for all Notes that have been validly surrendered for purchase (and not withdrawn), and no interest shall accrue for the intervening period. The Paying Agent will promptly distribute the cash to DTC, the sole Holder of record of the Notes, and DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. In the event that after the date hereof, physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee and such Holder validly exercises the Put Option with respect to such Notes, then the Paying Agent will pay the Option Purchase Price for such Notes to the Holder as promptly as practicable, but in no event later than the third business day after the later of the Option Purchase Date or the time of delivery of such Notes to the Paying Agent together with all necessary endorsements as described in Section 3.3 of this Option Purchase Notice. Under no circumstances will the Company be responsible for any delay in the transmission of the funds to the Holders of the purchased Notes. (Page 10)

Until what time can I withdraw previously surrendered Notes?

You can withdraw your exercise of the Put Option with respect to any Notes at any time prior to 5:00 p.m., New York City time, on the Expiration Date. (Pages 9–10)

How do I withdraw my previous exercise of the Put Option and surrendered Notes?

To withdraw your previous exercise of the Put Option and surrendered Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Expiration Date. While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered certificated Notes must, instead of complying with the DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (the “Withdrawal Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE PUT OPTION AND SURRENDERED NOTES BY COMPLYING WITH THE DTC WITHDRAWAL PROCEDURES AND SHOULD NOT SUBMIT A PHYSICAL WITHDRAWAL NOTICE TO THE PAYING AGENT.

You bear the risk of untimely withdrawal of your previous exercise of the Put Option and surrendered Notes. You must allow for sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date. Beneficial owners of Notes are advised to check with any bank, securities broker or other intermediary through which they hold Notes as to when such intermediary would need to receive instructions from a beneficial owner in order for that beneficial owner to be able to withdraw its previous exercise of the Put Option before the deadline specified in this Option Purchase Notice. The deadlines set by any such intermediary and DTC for the submission and withdrawal of such instructions may be earlier than the relevant deadlines specified above.

Do I need to do anything if I do not wish to exercise the Put Option and surrender my Notes for purchase?

No. If you do not exercise the Put Option and surrender your Notes before the expiration of the Put Option, we will not purchase your Notes and such Notes will remain outstanding subject to their existing terms.

If I choose to exercise the Put Option, do I have to surrender all of my Notes?

No. You may exercise the Put Option and surrender all of your Notes or a portion of your Notes. If you wish to surrender a portion of your Notes for purchase, however, you must surrender your Notes in principal amounts of $1,000 or integral multiples thereof. (Page 7)

If I do not exercise the Put Option and surrender my Notes, will I continue to be able to exercise my conversion rights?

Yes. If you do not exercise the Put Option and surrender your Notes for purchase, your conversion rights will not be affected. You will continue to have the right to convert the Notes into Common Shares as specified in the Indenture. Pursuant to the terms of the Indenture, if you do not exercise the Put Option, the Notes are convertible at the option of the Holders thereof at any time prior to 5:00 p.m., New York City time, on January 28, 2033. (Pages 5–6)

Will the Company purchase Notes after the Expiration Date of the Put Option?

Rule 13e-4(f)(6) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits the Company and its affiliates, including their respective executive officers and directors, from purchasing (or arranging to purchase) any Notes, other than pursuant to the Put Option, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

Following that time, if any Notes remain outstanding, the Company may, at its option, redeem all or part of the Notes for cash, at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding the redemption date. Redemption of the Notes shall be on not less than 30 trading days’ nor more than 60 calendar days’ prior written notice to the Holders of the Notes. The Company and its affiliates may also purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise. Any future purchases may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Put Option, and such differences may be material. Any future purchases will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we may choose to pursue in the future.

The Company is also required to offer to purchase any Notes that remain outstanding on each of February 1, 2023 and February 1, 2028 at a purchase price, payable in cash, equal to 100% of the principal amount of the Notes to be purchased no on such date, plus accrued and unpaid interest, if any, to but excluding such date. In addition, the Company is required to offer to repurchase the Notes upon a Fundamental Change (as defined in the Indenture).

What are the U.S. federal income tax consequences of exercising the Put Option and surrendering my Notes?

U.S. Holders (as defined below) should be subject to U.S. federal income taxation upon the receipt of cash in exchange for the Notes surrendered pursuant to the Put Option. You should consult with your own tax advisor regarding the actual tax consequences of exercising the Put Option in your particular circumstances. (Pages 11–14)

Who is the Paying Agent?

The Bank of New York Mellon, the Trustee under the Indenture, is serving as Paying Agent in connection with the Put Option. The Paying Agent’s address and telephone number are set forth on the front cover page of this Option Purchase Notice.

Where can Holders get more information regarding the Put Option?

Any questions or requests for assistance in connection with the surrender of Notes for purchase pursuant to the Put Option or requests for additional copies of this Option Purchase Notice or any other Put Option Document may be directed to the Paying Agent at the address or telephone number set forth on the front cover of this Option Purchase Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1.	Information Concerning the Company.

SSR Mining Inc. (formerly Silver Standard Resources Inc.) is a Canadian-based resource company focused on the operation, acquisition, exploration and development of precious metal resource properties located in the Americas. The Company has three producing mines and a portfolio of precious metal dominant projects located throughout the Americas. The Company’s focus is on safe, profitable gold and silver production from its Marigold mine in Nevada, U.S., its Seabee Gold Operation in Saskatchewan, Canada, and its Puna Operations in Jujuy, Argentina. The business address of SSR Mining Inc. is Suite 800 – 1055 Dunsmuir Street, Vancouver, British Columbia, V7X 1G4 and the telephone number is (604) 689-3846. For further information, refer to our Form 40-F, for the year ended December 31, 2018, as filed on March 11, 2019.

2.	Information Concerning the Notes.

The Notes were issued under the Indenture. The Notes mature on February 1, 2033.

2.1	The Company’s Obligation to Purchase the Notes.

Pursuant to the terms of the Indenture, the Company is obligated, at the Holder’s option, to purchase on the Option Purchase Date, which is February 1, 2020, all Notes validly surrendered for purchase (and not validly withdrawn). This Put Option will expire at 5:00 p.m., New York City time, on the Expiration Date, which is January 31, 2020. The terms of the Indenture require Holders that choose to exercise the Put Option to surrender Notes for purchase by the Company prior to 5:00 p.m., New York City time, on the Expiration Date, and the Company does not expect to extend the period Holders have to exercise the Put Option unless required to do so by applicable law. Holders may surrender all of their Notes, a portion of their Notes in integral multiples of $1,000 or none of their Notes pursuant to the Put Option. If Holders do not validly surrender their Notes before the expiration of the Put Option, their Notes will remain outstanding subject to the existing terms of the Indenture and the Notes. The purchase by the Company of validly surrendered Notes is not subject to any condition other than no Event of Default (as defined in the Indenture) shall have occurred and be continuing (other than a Default in the payment of the Option Purchase Price) and such purchase being lawful and in accordance with the procedural requirements described in this Option Purchase Notice. The Company is not aware of any Event of Default having occurred.

2.2	Option Purchase Price.

Pursuant to the terms of the Indenture, the Company will pay in cash for all Notes validly surrendered for purchase (and not validly withdrawn), the Option Purchase Price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon to, but excluding, the Option Purchase Date. Pursuant to the terms of the Indenture, the next regular interest payment date for the Notes is February 1, 2020. Accordingly, the Company will pay the semi-annual interest due on the Notes through and including January 31, 2020, to Holders of record on the record date, January 15, 2020, for all Notes in the usual manner regardless of whether the Put Option is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest payable on the Notes as part of the Option Purchase Price in connection with the Put Option. Unless the Company defaults in making payment of the Option Purchase Price, interest on the Notes surrendered will cease to accrue on and after the Option Purchase Date. Notes surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

The Option Purchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Common Shares. Thus, the Option Purchase Price may be significantly higher or lower than the market price of the Notes on the Expiration Date or the Option Purchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the Common Shares before making a decision whether to surrender their Notes for purchase.

None of the Company or its board of directors or any employee is making any recommendation as to whether Holders should surrender Notes for purchase pursuant to the Put Option or refrain from exercising the Put Option. Holders should consult their own financial and tax advisors and must make their own decision as to whether to surrender Notes for purchase pursuant to the Put Option and, if so, the principal amount of Notes for which the Put Option should be exercised. Such decision should be exercised based on a Holder’s own assessment of the current market value of the Notes and the Common Shares and other relevant factors.

2.3	Source of Funds.

As of December 30, 2019, there was $115.0 million aggregate principal amount of Notes outstanding. The Company intends to use existing cash balances to pay the Option Purchase Price for the Notes.

2.4	Conversion Rights of Notes.

Pursuant to the terms of the Indenture, the Notes are convertible at the option of the Holders thereof at any time prior to 5:00 p.m., New York City time, on January 28, 2033. The current conversion rate for each $1,000 principal amount of Notes is 50 Common

Shares per $1,000 principal amount of Notes, which is equivalent to a conversion price of $20.00 per Common Share (subject to adjustment in accordance with the terms of the Indenture).

Holders that do not exercise the Put Option and surrender their Notes for purchase pursuant to the Put Option will maintain the right to convert their Notes subject to the terms specified in the Indenture. Any Notes which are surrendered pursuant to the Put Option may be converted in accordance with the terms of the Indenture only if such surrender has been validly withdrawn as described in Section 4 below or if there has been a default in the payment of the Option Purchase Price

The Conversion Agent for the Notes is The Bank of New York Mellon and its address is:

The Bank of New York Mellon

Corporate Trust Reorg.

111 Sanders Creek Parkway

East Syracuse, NY 13057

2.5	Market for the Notes and the Company’s Common Shares.

There is no established reporting system or trading market for the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price of the Common Shares into which the Notes are convertible and the market for similar securities. Holders are urged to obtain current market information for the Notes, to the extent available, and the Common Shares before making any decision with respect to the Put Option. We cannot assure you that a market will exist for the Notes following our purchase of Notes pursuant to the Put Option. The extent of the market for the Notes following our purchase of Notes pursuant to the Put Option will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at that time and the interest on the part of securities firms in maintaining a market in the Notes. See Section 2.6 of this Notice regarding future purchases of Notes by the Company.

As of the date of this Option Purchase Notice, all of the Notes are held in global form through DTC. As of December 30, 2019, there was $115.0 million aggregate principal amount of Notes outstanding and DTC was the sole record Holder of the Notes.

The Common Shares are traded on the Nasdaq and the TSX under the symbol “SSRM.” The following table sets forth, for the periods indicated, the market price range for our Common Shares as reported on the Nasdaq and the TSX for the periods indicated.

Nasdaq Global Market

	High ($)	Low ($)
Fiscal 2017
Fourth Quarter	$11.40	$7.80
Fiscal 2018
First Quarter	$9.79	$7.64
Second Quarter	11.44	9.40
Third Quarter	10.94	8.11
Fourth Quarter	12.41	8.62
Fiscal 2019
First Quarter	$15.17	$11.60
Second Quarter	14.13	10.59
Third Quarter	17.56	12.88
Fourth Quarter (through December 27, 2019)	18.95	13.52

On December 27, 2019, the last reported sales price of our Common Shares on the Nasdaq was $18.64 per share.

Toronto Stock Exchange

	High (C$)		Low (C$)
Fiscal 2017
Fourth Quarter	C$	14.23	C$	10.02
Fiscal 2018
First Quarter	C$	12.62	C$	9.65
Second Quarter		14.62		12.07
Third Quarter		14.30		10.71
Fourth Quarter		16.63		11.05
Fiscal 2019
First Quarter	C$	20.00	C$	15.29
Second Quarter		18.60		14.23
Third Quarter		23.42		16.84
Fourth Quarter (through December 27, 2019)		24.75		17.77

On December 27, 2019, the last reported sales price of our Common Shares on the TSX was C$24.37 per share.

As of November 30, 2019, there were approximately 123,051,288 Common Shares outstanding.

We urge you to obtain current market information for the Notes, to the extent available, and the Common Shares before making any decision to exercise the Put Option and surrender your Notes pursuant to the Put Option.

2.6	Future Purchases of Notes.

Rule 13e-4(f)(6) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits the Company and its affiliates, including their respective executive officers and directors, from purchasing (or arranging to purchase) any Notes, other than pursuant to the Put Option, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

Following that time, if any Notes remain outstanding, the Company may, at its option, redeem all or part of the Notes for cash, at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding the redemption date. Redemption of the Notes shall be on not less than 30 trading days’ nor more than 60 calendar days’ prior written notice to the Holders of the Notes. The Company and its affiliates may also purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise. Any future purchases may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Put Option, and such differences may be material. Any future purchases will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we may choose to pursue in the future.

The Company is also required to offer to purchase any Notes that remain outstanding on each of February 1, 2023 and February 1, 2028 at a purchase price, payable in cash, equal to 100% of the principal amount of the Notes to be purchased no such date, plus accrued and unpaid interest, if any, to but excluding such date. In addition, the Company is required to offer to repurchase the Notes upon a Fundamental Change (as defined in the Indenture).

2.7	Ranking.

The Notes are senior unsecured obligations of the Company and rank equal in right of payment with all of the Company’s existing and future senior unsecured indebtedness, and senior in right of payment to any indebtedness that is contractually subordinated to the Notes. The Notes are effectively subordinated to the Company’s existing and future secured indebtedness, if any, to the extent of the value of the collateral securing such indebtedness and structurally subordinated to the indebtedness and other liabilities of the Company’s subsidiaries from time to time outstanding.

2.8	Dividends.

The Holders of Notes are not entitled to dividends. Upon conversion of the Notes into Common Shares, the Holders will be entitled to dividends, if any, made to holders of Common Shares. The Company has not declared or paid any dividends on the Common Shares since 1955 and does not intend to pay cash dividends on the Common Shares in the foreseeable future.

3.	Procedures to be Followed by Holders Electing to Surrender Notes for Purchase.

Holders will not be entitled to receive the Option Purchase Price for their Notes unless they validly surrender and do not withdraw the Notes prior to 5:00 p.m., New York City time, on the Expiration Date. Only registered holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or integral multiples thereof.

If Holders do not validly surrender their Notes prior to 5:00 p.m., New York City time, on the Expiration Date, their Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.

3.1	Method of Delivery.

The Trustee has informed the Company that, as of the date of this Option Purchase Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, unless physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, all Notes surrendered for purchase hereunder must be delivered through DTC’s ATOP system. This Option Purchase Notice constitutes the notice from the Company described in Section 3.09(B) of the Indenture. The valid delivery of Notes via the ATOP system will constitute a Purchase Notice (as defined in the Indenture) satisfying Holders’ notice requirements in Section 3.09(A) of the Indenture. Delivery of Notes and all other required documents, including delivery and acceptance through the ATOP system, is at the election and risk of the person surrendering such Notes.

3.2	Agreement to be Bound by the Terms of the Put Option.

By surrendering your Notes through the transmittal procedures of DTC, you acknowledge and agree as follows:

•	such Notes shall be purchased as of the Option Purchase Date pursuant to the terms set forth in this Option Purchase Notice;

•	you agree to all of the terms of this Option Purchase Notice;

•	you have received this Option Purchase Notice and acknowledge that this Option Purchase Notice provides the notice required pursuant to the Indenture;

•

upon the terms and subject to the conditions set forth in this Option Purchase Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, you (i) sell, assign and transfer to the Company all right, title and interest in and to all the Notes surrendered, (ii) release and discharge the Company and its directors, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes (other than claims with respect to federal securities laws) and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Option Purchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Option Purchase Notice;

•

you represent and warrant that you (i) own the Notes surrendered and are entitled to surrender such Notes and (ii) have full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

you agree, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•

you understand that all Notes properly surrendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Option Purchase Price, in cash, pursuant to the terms and conditions of the Put Option Documents;

•

payment for Notes purchased pursuant to this Option Purchase Notice will be made by deposit of the Option Purchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•

surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Option Purchase Notice at any time prior to 5:00 p.m., New York City time, on the Expiration Date;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Option Purchase Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

3.3	Delivery of Notes.

Notes Held Through a Custodian. If you wish to exercise the Put Option with respect to Notes that are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Notes Held by a DTC Participant” prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding this Option Purchase Notice and any other Put Option Documents to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity.

Notes Held by a DTC Participant. If you are a DTC participant who wishes to exercise the Put Option with respect to any of your Notes, you must surrender to the Company your beneficial interest in the Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmitting your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system prior to 5:00 p.m., New York City time, on the Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of an agreement to be bound by the terms of the Put Option, including those set forth above under Section 3.2 above.

Notes Held in Certificated Non-Global Form. While the Company does not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, then, in order to exercise the Put Option with respect to such Notes, any such Holder of such Notes must complete and sign a Purchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Purchase Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date. For such a Holder to receive payment of the Option Purchase Price for such Notes with respect to the Put Option, the Holder must deliver such Notes to the Paying Agent prior to, on or after the Expiration Date together with all necessary endorsements. All signatures on a Purchase Notice and endorsing the Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Inc. Medallion Signature Program or the Stock Exchanges Medallion Program (each, an “Eligible Institution”); provided, however, that signatures need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If a Purchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted. Notes and the Purchase Notice must be delivered to the Paying Agent to collect payment. Delivery of such documents to DTC or the Company does not constitute delivery to the Paying Agent.

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE PUT OPTION AND SURRENDERED NOTES BY COMPLYING WITH THE DTC WITHDRAWAL PROCEDURES AND SHOULD NOT SUBMIT A PHYSICAL WITHDRAWAL NOTICE TO THE PAYING AGENT.

There are no guaranteed delivery provisions provided by the Company in connection with the Put Option under the terms of this Option Purchase Notice or other Put Option Documents. You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date. Beneficial owners of Notes are advised to check with any bank, securities broker or other intermediary through which they hold Notes as to when such intermediary would need to receive instructions from a beneficial owner in order for that beneficial owner to be able to participate in the Put Option before the deadline specified in this Option Purchase Notice. The deadlines set by any such intermediary and DTC for participation in the Put Option may be earlier than the relevant deadlines specified above.

4.	Right of Withdrawal.

To withdraw your previous exercise of the Put Option and surrendered Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Expiration Date. While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered certificated Notes must, instead of complying with the DTC withdrawal procedures, complete and sign the Withdrawal Notice in the form attached hereto as Annex B in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of Withdrawal Notices. Notes withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3.

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE PUT OPTION WITH RESPECT TO SUCH NOTES BY COMPLYING WITH THE DTC WITHDRAWAL PROCEDURES AND SHOULD NOT SUBMIT A PHYSICAL WITHDRAWAL NOTICE TO THE PAYING AGENT.

You bear the risk of untimely withdrawal of your previous exercise of the Put Option and surrendered Notes. You must allow for sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date. Beneficial owners of Notes are advised to check with any bank, securities broker or other intermediary through which they hold Notes as to when such intermediary would need to receive instructions from a beneficial owner in order for that beneficial owner to be able to withdraw its previous exercise of the Put Option before the deadline specified in this Option

Purchase Notice. The deadlines set by any such intermediary and DTC for the submission and withdrawal of such instructions may be earlier than the relevant deadlines specified above.

5.	Payment for Surrendered Notes.

The Company will accept for payment all validly surrendered Notes promptly following the expiration of the Put Option on the Expiration Date. Because the Option Purchase Date is a Saturday and pursuant to the terms of the Indenture, the Company will forward to the Paying Agent, prior to 10:00 a.m., New York City time, on February 3, 2020 (the first business day following the Option Purchase Date), an amount of cash sufficient to pay the aggregate Option Purchase Price for all Notes that have been validly surrendered for purchase (and not withdrawn), and no interest shall accrue for the intervening period. The Paying Agent will promptly distribute the cash to DTC, the sole Holder of record of the Notes, and DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. In the event that after the date hereof, physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee and such Holder validly exercises the Put Option with respect to such Notes, then the Paying Agent will pay the Option Purchase Price for such Notes to the Holder as promptly as practicable, but in no event later than the third business day after the later of the Option Purchase Date or the time of delivery of such Notes to the Paying Agent together with all necessary endorsements as described in Section 3.3. Under no circumstances will the Company be responsible for any delay in the transmission of the funds to the Holders of the purchased Notes.

The total amount of funds required by the Company to pay the Option Purchase Price is $115.0 million (assuming all of the Notes are validly surrendered for purchase and accepted for payment).

6.	Notes Acquired.

Any Notes that are purchased by the Company pursuant to the Put Option will be canceled by the Trustee, pursuant to the terms of the Indenture.

7.	Plans or Proposals of the Company.

Except as described or incorporated by reference in this Option Purchase Notice, the Company presently has no plans that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•

any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer of the Company;

•	any other material change in the Company’s corporate structure or business;

•

any class of equity security of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity security of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

•	any changes in the Company’s certificate of incorporation or bylaws or its other governing instruments or other actions that could impede the acquisition of control of the Company.

8.	Interests of the Directors, Executive Officers and Affiliates of the Company in the Notes.

To the knowledge of the Company:

•	none of the Company, its subsidiaries, associates or other affiliates or its executive officers or directors has any beneficial interest in the Notes;

•	the Company will not purchase any Notes from such persons; and

•

except as described below, during the 60 days preceding the date of this Option Purchase Notice, neither the Company, nor, to its knowledge, any of its subsidiaries, associates or affiliates or its executive officers or directors have engaged in any transactions in the Notes.

A list of the directors and executive officers of the Company, as of December 30, 2019, is attached to this Option Purchase Notice as Annex C.

9.	Purchases of Notes by the Company and its Affiliates.

Rule 13e-4(f)(6) under the Exchange Act prohibits the Company and its affiliates, including their respective executive officers and directors, from purchasing (or arranging to purchase) any Notes, other than pursuant to the Put Option, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

Following that time, if any Notes remain outstanding, the Company and its affiliates may purchase and redeem Notes as discussed in Section 2.6 above, which may be consummated at purchase prices higher or lower than the Option Purchase Price to be paid pursuant to the Put Option. Any future purchases may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Put Option, and such differences may be material. Any future purchases will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we may choose to pursue in the future.

10.	Agreement Involving the Company’s Notes.

The Company has entered into the following agreements relating to the Notes:

•	the Indenture.

There are no agreements between the Company and any other person with respect to the Notes that are material to the Put Option or the Notes. The Company is not aware of any agreements between any directors or executive officers of the Company and any other person with respect to any other Notes that are material to the Put Option or the Notes.

11.	Certain United States Federal Income Tax Considerations.

The following is a general discussion of certain U.S. federal income tax consequences of the exercise of the Put Option that are applicable to a U.S. Holder (as defined below) of Notes. This discussion is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may be relevant to a U.S. Holder in connection with the exercise of the Put Option in light of such U.S. Holder’s individual facts or circumstances. Accordingly, this discussion is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This discussion does not address any tax consequences arising under the U.S. federal net investment income, the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences to U.S. Holders of the exercise of the Put Option. In addition, except as discussed below, this discussion does not discuss reporting requirements. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences of the exercise of the Put Option.

No opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been or will be requested regarding the U.S. federal income tax consequences of the exercise of the Put Option. This discussion is not binding on the IRS or any court, and the IRS is not precluded from taking a position that is different from, and contrary to, the tax consequences described in this discussion. In addition, because the authorities on which this discussion is based are subject to various interpretations, the IRS or a court could disagree with the tax consequences described in this discussion. No assurance can be given that the conclusions reached in this discussion will not be challenged, which challenge could be sustained.

11.1	Scope of this Disclosure

Authorities. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations, published rulings and administrative positions of the IRS, U.S. court decisions, and other applicable authorities, in each case, as in effect as of the date of this Option Purchase Notice. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

U.S. Holders. For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Notes that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (a) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders. For purposes of this discussion, the term “non-U.S. Holder” means a beneficial owner of Notes that is not a U.S. Holder and is not an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes. This discussion does not address the U.S. federal income tax consequences applicable to non-U.S. Holders arising from the exercise of the

Put Option. Accordingly, a non-U.S. Holder should consult its own tax advisor regarding the potential U.S. federal, U.S. state and local, and non-U.S. tax consequences (including the potential application of and operation of any tax treaties) of the exercise of the Put Option.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed. This discussion does not address any U.S. federal income tax considerations of the exercise of the Put Option that may be relevant to U.S. Holders that are subject to special treatment under the U.S. federal income tax laws, including, for example: (a) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) financial institutions, underwriters, insurance companies, mutual funds, real estate investment trusts, regulated investment companies, partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes), S corporations or other pass-through entities or investors in such entities; (c) broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) holders that have a “functional currency” other than the U.S. dollar; (e) holders that own Notes as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other integrated transaction; (f) holders that acquired Notes as compensation for services; (g) holders subject to the alternative minimum tax; (h) holders that hold Notes other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment); (i) holders that are required to accelerate the recognition of any item of gross income with respect to Notes as a result of such income being recognized on an applicable financial statement; and (j) holders that own, directly, indirectly, or by attribution, 10% or more, by voting power or value, of the outstanding shares of the Company. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) persons that have been, are, or will be resident or deemed to be resident in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”); (b) persons whose Notes constitute “taxable Canadian property” under the Tax Act; (c) U.S. expatriates or former long-term residents of the United States; (d) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Tax Act; (e) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Notes in connection with carrying on a business in Canada; or (f) persons that have a permanent establishment in Canada for the purposes of the Convention Between Canada and the United States of America with Respect to Taxes on Income and Capital, signed September 26, 1980, as amended. U.S. Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their own tax advisors regarding the U.S. and non-U.S. tax consequences relating to the exercise of the Put Option.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend in part on the activities of the partnership and the status of such partners. This discussion does not address the tax consequences to any such partner or partnership. Partners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the exercise of the Put Option.

U.S. Holders should consult their own tax advisors to determine the particular tax consequences to them of the exercise of the Put Option, including the applicability and effect of the federal net investment income tax, alternative minimum tax, and any state, local, non-U.S. or other tax laws.

11.2	Exercise of the Put Option.

Upon exercise of the Put Option, subject to the discussion of market discount below, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash proceeds received on the exercise, and (ii) such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal its cost, increased by any accrued market discount if the U.S. Holder has elected to include such market discount as it accrued (as described below), and reduced (but not below zero) by amortizable bond premium (generally, the excess, if any, of the tax basis of the Note to a U.S. Holder immediately after its acquisition over the principal amount of the Note payable at maturity) allowed as an offset against interest income with respect to the Note. Except to the extent it is subject to the market discount rules and the PFIC rules discussed below, any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, the Note has been held for more than one year. The maximum tax rate on long-term capital gains to non-corporate U.S. Holders is generally 20%. The deductibility of capital losses is subject to limitations.

In the case of a U.S. Holder that acquired a Note at a market discount (subject to a de minimis exception), any gain recognized upon the exercise of the Put Option will be treated as ordinary income to the extent of the market discount that accrued during the period the U.S. Holder held the Note, unless the U.S. Holder had previously elected to include the accrued market discount in the U.S. Holder’s income on a current basis. Market discount generally equals the excess of the face amount of a Note over a U.S. Holder’s tax basis in the Note immediately after its acquisition (other than at original issuance). Market discount will be considered to accrue ratably, unless the U.S. Holder elects to accrue market discount on a constant yield basis. Once made, a constant yield method election may not be revoked. Gain in excess of accrued market discount will be subject to the capital gains rules described above.

11.3	Tax Consequences of the Exercise of the Put Option Under the Passive Foreign Investment Company Rules.

Notwithstanding the foregoing, certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if the Company is or was treated as a “passive foreign investment company” (“PFIC”) for any taxable year during which the U.S. Holder holds or held Notes. A non-U.S. corporation, such as the Company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look through rules, either (a) 75% or more of its gross income for such year consists of certain types of “passive income” or (b) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year consists of assets that produce, or are held for the production of, passive income. Passive income generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

The Company believes that it was not classified as a PFIC for the tax years ended December 31, 2013 through December 31, 2018 and based on current business plans and financial expectations, the Company believes that it should not be a PFIC for the tax years ending December 31, 2019 and December 31, 2020. No opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or is currently planned to be requested by the Company. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any PFIC determination made by the Company. Each U.S. Holder should consult its own tax advisor regarding the PFIC status of the Company and the PFIC status of each of the non-U.S. subsidiaries of the Company.

If the Company were to be treated as a PFIC for any tax year, and if a U.S. Holder disposes of Notes upon the exercise of the Put Option that were held by such U.S. Holder directly or indirectly during any time that Company was a PFIC (such Notes held by a U.S. Holder directly or indirectly during any time that the Company was a PFIC are sometimes referred to herein as “PFIC Notes”), regardless of whether the Company was a PFIC in the year in which the Option Purchase Date occurs, such U.S. Holder could be subject to certain adverse U.S. federal income tax consequences with respect to gain realized on the disposition of such PFIC Notes pursuant to the exercise of the Put Option. In general, the gain the U.S. Holder recognizes as a result of the exercise of the Put Option with respect to such PFIC Notes will be treated as earned pro rata over such U.S. Holder’s holding period. With respect to gain allocated to any period preceding the first year in such U.S. Holder’s holding period when the Company was a PFIC and gain allocated to the year of disposition, such gain will be treated as gain arising in the year of disposition and taxed at ordinary U.S. federal income tax rates for the year of disposition. With respect to gain allocated to each of the other years, such gain will be taxed at the highest ordinary U.S. federal income tax rate in effect for each of those years and will be subject to interest charges. A U.S. Holder that is not a corporation must treat such interest as non-deductible personal interest.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the potential application of the PFIC rules to its disposition of the Notes pursuant to the exercise of the Put Option.

11.4	Other Considerations.

Foreign Tax Credit. A U.S. Holder that pays (whether directly or through withholding) Canadian income tax in connection with the exercise of the Put Option may be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a tax year. The foreign tax credit rules are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Information Reporting and Backup Withholding. Payments of cash to U.S. Holders in exchange for their Notes made in the United States (and, in certain cases, outside of the United States) generally will be subject to U.S. federal information reporting requirements and may be subject to U.S. federal backup withholding (currently, at the rate of 24%) if a U.S. Holder fails to furnish the U.S. Holder’s correct U.S. taxpayer identification number (generally, on IRS Form W-9) and comply with certain certification and other requirements or to otherwise establish an exemption. Certain U.S. Holders (such as corporations) are exempt from such information reporting and backup withholding tax rules. Backup withholding is not an additional U.S. federal income tax. Any amounts withheld under the U.S. backup withholding rules may be allowed as a credit against a Holder’s U.S. federal income tax liability, if any, or may be refunded to the extent such amounts exceed such liability, provided the required information is timely furnished to the IRS. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

THE ABOVE DISCUSSION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELEVANT TO U.S. HOLDERS OF NOTES WITH RESPECT TO THE EXERCISE OF THE PUT OPTION. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS RELEVANT TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

12.	Available Information and Incorporation of Certain Documents by Reference.

The Company is currently subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities Exchange Commission (the “SEC”).

You may read and copy any materials the Company files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. These documents also may be accessed electronically through the SEC’s website at http://www.sec.gov.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition, and we incorporate by reference such documents herein:

•

Indenture, dated as of January 16, 2013, between the Company and The Bank of New York Mellon, as trustee, filed as Exhibit (d)(1) to the Company’s Tender Offer Statement on Schedule TO, filed with the SEC on December 30, 2019;

•	our Annual Report on Form 40-F for the fiscal year ended December 31, 2018, filed with the SEC on March 11, 2019;

•

our Current Reports on Form 6-K for the quarterly periods ended March 31, 2019, June 30, 2019, and September 30, 2019, furnished to the SEC on May 9, 2019, August 9, 2019, November 5, 2019, respectively;

•	our Current Reports on Form 6-K furnished to the SEC on March 27, 2019 (containing a Material Change Report), March 29, 2019, May 13, 2019, July 30, 2019, and October 10, 2019; and

•

the description of our Common Shares contained in our Registration Statement on Form 20-F filed with the SEC on July 10, 1995 under Section 12 of the Exchange Act, and all amendments and reports filed for the purpose of updating such description.

The information contained in each of the documents incorporated by reference speaks only as of the date of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Option Purchase Notice, shall be deemed to be modified or superseded for purposes of this Option Purchase Notice to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Option Purchase Notice, except as so modified or superseded.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO under Section 13(e)(4) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as described above. We will amend the Schedule TO to disclose additional material information about us and the Put Offer that occurs following the date of this Option Purchase Notice.

13.	No Solicitation.

The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

14.	Definitions.

All capitalized terms used but not specifically defined in this Option Purchase Notice shall have the meanings given to those terms in the Indenture and the Notes.

15.	Conflicts.

In the event of any conflict between this Option Purchase Notice on the one hand, and the terms of the Indenture and the Notes or any applicable laws, on the other hand, the terms of the Indenture and the Notes or applicable laws, as the case may be, will control.

None of the Company or its board of directors or any employee is making any representation or recommendation to any Holder as to whether to surrender such Holder’s Notes for purchase pursuant to the Put Option. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Notes for purchase pursuant to the Put Option and, if so, the principal amount of Notes for which the Put Option should be exercised. Such decision should be exercised based on a Holder’s own assessment of the current market value of the Notes and the Common Shares and other relevant factors.

SSR MINING INC.

December 30, 2019

ANNEX A

FORM OF PURCHASE NOTICE

TO:	SSR MINING INC.

THE BANK OF NEW YORK MELLON, as Trustee

The undersigned registered owner of Notes hereby irrevocably acknowledges receipt of a notice from SSR Mining Inc. (formerly Silver Standard Resources Inc.) (the “Company”) regarding the right of Holders to elect to require the Company to purchase the Notes and requests and instructs the Company to purchase the entire principal amount of the Notes or the portion thereof (which is $1,000 or integral multiples thereof) designated below, in accordance with the terms of the Indenture, dated as of January 16, 2013 (the “Indenture”), between the Company and The Bank of New York Mellon, a banking corporation, as trustee (the “Trustee”), at the price of 100% of such entire principal amount or portion thereof, plus accrued and unpaid interest thereon to, but excluding, the Option Purchase Date to the registered Holder hereof; provided that if the Option Purchase Date falls after a record date and on or prior to the corresponding interest payment date, then the accrued and unpaid interest on the Notes will be paid to the record Holders of the Notes as of the record date. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Notes shall be purchased by the Company on February 1, 2020, the Option Purchase Date, pursuant to the terms and conditions specified in the Indenture.

Notes Certificate Number (if applicable):

Principal amount to be purchased (if less than all, must be $1,000 or integral multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s):

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

NOTICE: The above signatures of the Holder(s) hereof must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatever.

A-1

ANNEX B

FORM OF WITHDRAWAL NOTICE

TO:	SSR MINING INC.

THE BANK OF NEW YORK MELLON, as Trustee

The undersigned registered owner of Notes or the portion thereof (which is $1,000 or integral multiples thereof) designated below hereby withdraws its election to require SSR Mining Inc. (formerly Silver Standard Resources Inc.) (the “Company”) to purchase such Notes or the portion thereof (which is $1,000 or integral multiples thereof) designated below, on February 1, 2020, the Option Purchase Date, in accordance with the terms of the Indenture, dated as of January 16, 2013 (the “Indenture”), between the Company and The Bank of New York Mellon, a banking corporation, as trustee (the “Trustee”), relating to the Company’s 2.875% Convertible Senior Notes due 2033. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

Name of Holder:

Notes Certificate Number (if applicable):

Principal amount to be withdrawn (if less than all, must be $1,000 or integral multiples thereof):

Principal amount that remains subject to the Holder’s Purchase Notice (if less than all, must be $1,000 or integral multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s):

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

NOTICE: The above signatures of the Holder(s) hereof must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatever.

B-1

ANNEX C

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table presents the name and title of each of the Company’s executive officers and directors as of December 30, 2019. The business address of each such person is c/o SSR Mining Inc., Suite 800 – 1055 Dunsmuir Street, Vancouver, British Columbia, V7X 1G4 and the telephone number is (604) 689-3846. No single person or group controls the Company.

Name	Title
Paul Benson	President, Chief Executive Officer and Director
Nadine J. Block	Senior Vice President, Human Resources
W. John DeCooman	Senior Vice President, Business Development and Strategy
Gregory J. Martin	Senior Vice President and Chief Financial Officer
Kevin O’Kane	Senior Vice President and Chief Operating Officer
A.E. Michael Anglin	Director and Chair of the Board
Brian R. Booth	Director
Simon A. Fish	Director
Gustavo A. Herrero	Director
Beverlee F. Park	Director
Richard D. Paterson	Director
Steven P. Reid	Director
Elizabeth A. Wademan	Director

C-1